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                                                                     EXHIBIT 23

                          CENTERPOINT PROPERTIES CORPORATION

                          CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statements of CenterPoint Properties Corporation on Form S-3 (Nos. 33-90374, 33-95792, 33-99858 and 333-18235), Form S-8/S-3 (File No. 333-05087) and
Form S-8 (File No. 333-05141) of our reports dated February 13, 1997, except for Notes 17 and 18, as to which the date is March 6, 1997, on our audits of the consolidated financial statements and financial statement schedules of CenterPoint Properties Corporation and Subsidiaries as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, which reports are included in this Annual Report on Form 10-K.








Coopers & Lybrand L.L.P.
Chicago, Illinois
March 25, 1997